NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy's Metals Segment Rebounds and Along With Chemicals Reports Double-Digit
Increases in Operating Income for the First Quarter of 2014

Spartanburg, South Carolina, April 21, 2014...Synalloy Corporation (Nasdaq:SYNL), a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks, specialty chemicals and fabrication of stainless and carbon steel piping systems, announces that the first quarter of 2014 produced net sales of $57,841,000, which approximated net sales for the first quarter of 2013 of $57,836,000. For the first quarter of 2014 the Company recorded net earnings of $1,776,000, or $0.20 per share, a 21% increase when compared to net earnings of $1,465,000, or $0.23 per share for the same quarter in the prior year. As a result of the Company's common stock offering in September 2013, an additional 2,300,000 shares were sold and therefore are included in the weighted average share calculation for the first quarter of 2014. These additional shares will have an adverse effect when comparing all "per share" calculations for first quarter of 2014 with the first quarter of the prior year.
The Company evaluates its financial performance by eliminating all non-recurring, non-operational items from net income and earnings per share. Adjusted Net Income, a non-GAAP financial measure, represents reported income before taxes and eliminates the effect of inventory loss from change in nickel prices, lower of cost or market inventory adjustment, acquisition costs and retention expense. In addition, recurring operating expenses that are in one period but not in the other are adjusted. Finally, a fixed 34% effective tax rate is applied to all periods to eliminate any income tax effect on operating results. The Company utilizes these non-GAAP measurements to present a more meaningful picture of core operations. The Adjusted Net Income for the first quarter of 2014 was $2,215,000, or $0.25 per share. This represents a 16% increase over the first quarter of 2013 of $1,909,000, or $0.30 per share.
Earnings before interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory loss from change in nickel prices, lower of cost or market inventory adjustment, acquisition costs and retention expense ("Adjusted EBITDA"), a non-GAAP financial measure increased $712,000 to $5,140,000 in the first quarter of 2014, or $0.59 per share from $4,428,000, or $0.69 per share for the first quarter of the prior year.
Metals Segment
Sales during the first quarter of 2014 totaled $41,406,000, a decrease of $3,253,000 or 7% from $44,659,000 for the same quarter last year. The Metals Segment's operating income increased 13% to $2,245,000 for the first quarter of 2014 compared to $1,978,000 for the first quarter of 2013. Palmer's sales increased 1% for the first quarter of 2014 compared to the same quarter of 2013 while pipe and piping systems sales decreased 10% when comparing the same time periods. The pipe and piping systems sales decrease resulted from a 9% decrease in average selling price combined with a 1% decrease in average unit volumes. In the first quarter, the Metals Segment experienced commodity unit volumes decreasing 17% while non-commodity unit volume increased 23%. Selling prices for commodity pipe decreased approximately 5% while selling prices for non-commodity pipe decreased approximately 22%. The Bechtel nuclear project was completed during the fourth quarter of 2013 which accounted for 96% or $3,136,000 of the Metals Segment sales decrease in the first quarter of 2014. The Segment also focused on obtaining an improved sales mix in the quarter. Less profitable commodity pipe sales were replaced with shipments of special alloy and higher margin non-commodity welded stainless pipe. Also, non-commodity unit volumes for the first quarter of 2014 were favorably affected by higher Synalloy Fabrication shipments. Special alloy inquiries, bookings and backlog remained strong in the first quarter of 2014.
Operating income, which increased $267,000 for the first quarter of 2014 compared to the first quarter of 2013, was impacted by the following factors:

a)
The Company-wide cost cutting initiatives implemented in January 2014 had a favorable effect on first quarter 2014 profitability. The Segment is meeting or exceeding all of the financial metric targets that were implemented.

b)	As mentioned above, BRISMET's product mix changed significantly in the first quarter of 2014. Sales of higher margin non-commodity special alloy pipe replaced small diameter low margin commodity pipe.

c)	BRISMET was successful in capturing $489,000 in cost recovery from the Bechtel nuclear project in 2014 adding $0.04 per share to earnings.

d)
Bristol Fabrication reported a net loss of $1,049,000 for the first quarter of 2014 compared to net earnings of $85,000 for the first quarter of 2013. Bristol Fabrication's loss in the quarter reduced Company earnings by $0.08 per share.

e)
Despite rising nickel prices, inventory losses for the first quarter of 2014 were approximately $649,000 compared to an inventory loss of approximately $566,000 in the first quarter of 2013. Approximately $250,000 of the 2014 inventory loss was directly related to unusual large purchases of heavy plate and thick-walled material that had to be sourced internationally.

Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the first quarter of 2014 were $16,435,000, which represented a 25% increase from $13,177,000 for the same quarter of 2013. Overall selling prices decreased 14% in the first quarter when compared to 2013 due in part to a significant increase in usage of a lower cost raw material that is reflected in the selling price at Manufacturers Chemicals and generally lower average selling prices at CRI Tolling. Operating income for the first quarter of 2014 and 2013 was $1,641,000 and $1,293,000, respectively, an increase of 27%. CRI Tolling continues to outperform management's acquisition projections and had a positive impact on profitability during the first quarter. The Specialty Chemicals Segment continues to focus on improving the product mix to higher margin products and controlling operating and support costs. The oil and gas initiative has made excellent progress with an annual revenue run rate in excess of $3,000,000 in the quarter. At CRI Tolling, improving production capabilities by streamlining processes and adding necessary equipment will be a major focus.
On August 26, 2013, CRI Tolling completed the purchase of substantially all of the assets and assumed certain operating liabilities of Color Resources, LLC ("CRI"). Located in Fountain Inn, South Carolina, CRI Tolling will continue CRI's business as that of a toll manufacturer that provides outside manufacturing resources to global and regional chemical companies. The assets purchased from CRI included equipment and certain other assets and approximately $387,000 worth of inventory and accounts receivables, net of assumed payables. The total purchase price was $1,100,000. The Company acquired the building and land where CRI operates in a separate transaction on August 9, 2013 for approximately $3,500,000. The Company viewed both the building and operating assets of CRI together as one business, capable of providing a return to ownership by expanding the Segment's production capacity. Accordingly, the acquisition meets the definition of a business and the transaction is structured in a way that meets the definition of a business combination.
The Company funded the acquisition of CRI through a new term loan with the Company's bank, plus an increase in its line of credit.
Other Items
Unallocated corporate expenses for the first quarter of 2014 decreased $21,000 to $794,000 (1.4% of sales) compared to $815,000 (1.4% of sales) for the first quarter of 2013. The first quarter results were favorably affected by lower software maintenance costs, salaries and wages, travel expenses and depreciation which were almost entirely offset by higher payroll outsourcing fees and management hiring expenses.
Interest expense for the first quarter of 2014 was $266,000 compared to $342,000 for the first quarter of 2013 due to the Company paying off the outstanding balance of its line of credit in October 2013 with a portion of the proceeds from the September 30, 2013 public stock offering.
In connection with the acquisition of CRI, on August 9, 2013 the Company amended its credit agreement for a new ten-year term loan in the amount of $4,033,000, with monthly principal payments customized to account for the 20 year amortization of the real estate assets combined with a 5-year amortization of the equipment assets purchased. In conjunction with the new term loan, to mitigate the variability of interest rate risk, the Company entered into an interest rate swap contract on September 3, 2013. The interest rate swap is for an initial notional amount of $4,033,250 with a fixed interest rate of 4.83% and runs for ten years to August 19, 2023, which equates to the due date of the term loan. The notional amount of the interest rate swap decreases as monthly principal payments are made.
Also, as a result of the interest rate environment, the change in the fair value of the interest rate swap contracts increased unallocated expenses for the first quarter of 2014 by $119,000 and decreased unallocated expenses by $138,000 for the first quarter of 2013.
The Company's cash balance increased $5,058,000 during 2014 from $1,777,000 at the end of 2013 to $6,835,000 as of March 29, 2014.

a)	Net accounts receivable increased $4,920,000 at March 29, 2014 when compared to the prior year end which resulted from consolidated sales for March, 2014 increasing by 47% from December, 2013;

b)	Net inventories increased $2,233,000 as of March 29, 2014 compared to the end of 2013 entirely for BRISMET as inventory was purchased to support second quarter 2014 shipments;

c)
The Company generated cash during the first quarter of 2014 as accounts payable increased $10,248,000 as of March 29, 2014 from the prior year end as the large steel purchases in the first quarter of 2014 had favorable payment terms combined with the Company experiencing an expansion in the number of accounts payable days outstanding; and

d)	Capital expenditures for the first quarter of 2014 were $1,654,000, of which $729,000 was for the planned CRI expansion.
These items contributed to the Company having approximately $22,805,000 of fixed-rate bank debt outstanding as of March 29, 2014. Covenants under the various debt agreements include maintaining a certain Funded Debt to EBITDA ratio, a minimum tangible net worth and total liabilities to tangible net worth ratio. The Company is also limited to a maximum amount of capital expenditures per year, which is in line with the Company's current projected needs. The Company is in compliance with all debt covenants at March 29, 2014.
Outlook
The Company became profitable once again based upon the directives that management implemented in December 2013 and January 2014. We will continue to reduce and monitor the cost structure in all of our business units, improve the product mix at both BRISMET and Palmer, continue to penetrate new markets in the Specialty Chemicals Segment, and improve our bidding process for large projects at BRISMET and Synalloy Fabrication, which includes BristolFab and Ram-Fab. Management is pleased that all business units, with the exception of Synalloy Fabrication, reported results in excess of their targets in the first quarter of 2014.
The Metals Segment's business continues to be highly dependent on its customers' capital expenditures. We expect to see gradual improvements throughout 2014 with increased quoting activity and new project startups. It is too early to project whether pricing for commodity products will return to the more favorable levels of 2012, but we do expect solid improvement over 2013 pricing. Nickel prices, which result in stainless steel surcharges, have increased over 20% since the end of the year. If the Indonesian ban on ore exports remains in place, nickel prices have room to increase from their current levels. Our inventory gains and losses are determined by a number of factors including sales mix and the holding period of particular products. As a consequence, there may not be a direct correlation between the direction of stainless steel surcharges and inventory profits or losses at a particular point in time. Our experience has been that over the course of a business cycle, this volatility has tended towards zero. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe. Our market position remains strong in the commodity pipe market and we continue to see strong order activity in special alloys. Management anticipates continued strong sales of fiberglass and steel tanks at Palmer as the oil drilling expansion continues in the Permian Basin and Eagle Ford Shale areas of Texas. During the remainder of 2014, we will continue to focus on gaining production efficiencies and improving our product mix.
Total fabrication backlog was $37,777,000 at March 29, 2014, $50,752,000 at December 28, 2013 and $24,008,000 at March 30, 2013. Management continues to address staffing levels, customer requirements and outsourcing opportunities as we work to complete the backlog, profitably and on schedule. Palmer backlog was $10,836,000 at March 29, 2014 and $11,477,000 at December 28, 2013. This amount is not available prior to December 28, 2013.
Specialty Chemicals Segment's sales should improve throughout 2014 as both units aggressively pursue new business opportunities, evaluate product pricing, increase growth to direct customers and identify new sales opportunities for product offerings that have available production capacity. The Specialty Chemicals Segment's project pipeline is heavily weighted with oil and gas opportunities attained through new growth market penetration efforts, which should favorably impact the remainder of the year. Management expects operating margins to hold steady at current levels in spite of the anticipation of raw material price increases over the next quarter. The expansion of the CRI Tolling facility is on schedule with an anticipated completion date of late third quarter 2014.
For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Net Income per Share are non-GAAP measures and exclude inventory gain/(loss) due to change in nickel prices, lower of cost or market adjustment, acquisition costs and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to change in nickel prices, lower of cost or market adjustment, acquisition costs and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.

Contact: Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED
(unaudited)	Mar 29, 2014	Mar 30, 2013

Net sales
Metals Segment	$41,406,000	$44,659,000
Specialty Chemicals Segment	16,435,000	13,177,000
	$57,841,000	$57,836,000
Operating income
Metals Segment	$2,245,000	$1,978,000
Specialty Chemicals Segment	1,641,000	1,293,000
	3,886,000	3,271,000
Unallocated expenses
Corporate	794,000	815,000
Acquisition related costs	(3,000)	38,000
Interest expense	266,000	342,000
Change in fair value of interest rate swap	119,000	(138,000)

Income before income taxes	2,710,000	2,214,000
Provision for income taxes	934,000	749,000

Net income	$1,776,000	$1,465,000

Net income per common share
Basic	$0.20	$0.23
Diluted	$0.20	$0.23

Average shares outstanding
Basic	8,690,000	6,363,000
Diluted	8,701,000	6,421,000

Other data:
Adjusted EBITDA (1)	$5,140,000	$4,428,000

Backlog - Fabrication	$37,777,000	$24,008,000
Palmer	$10,836,000	not available

(1) The term Adjusted EBITDA (earnings before interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to change in nickel prices, lower of cost or market inventory adjustment, acquisition costs and retention costs) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income to Adjusted EBITDA

	THREE MONTHS ENDED
(unaudited)	Mar 29, 2014	Mar 30, 2013

Consolidated
Net income	$1,776,000	$1,465,000
Adjustments:
Interest expense	266,000	342,000
Change in fair value of interest rate swap	119,000	(138,000)
Income taxes	934,000	749,000
Depreciation	1,057,000	937,000
Amortization	342,000	394,000
Inventory loss from change in nickel prices	637,000	566,000
Lower of cost or market inventory adjustment	12,000	—
Acquisition costs	(3,000)	38,000
Retention expense	—	75,000

Adjusted EBITDA	$5,140,000	$4,428,000
% sales	8.9%	7.7%

Adjusted EBITDA per share, diluted	$0.59	$0.69

Metals Segment
Net income	$2,245,000	$1,978,000
Adjustments:
Depreciation expense	801,000	761,000
Amortization expense	323,000	383,000
Inventory loss from change in nickel prices	637,000	566,000
Lower of cost or market inventory adjustment	12,000	—
Retention expense	—	75,000

Metals Segment Adjusted EBITDA	$4,018,000	$3,763,000
% segment sales	9.7%	8.4%

Specialty Chemicals Segment
Net income	$1,641,000	$1,293,000
Adjustments:
Depreciation expense	234,000	132,000
Amortization expense	6,000	—

Specialty Chemicals Segment Adjusted EBITDA	$1,881,000	$1,425,000
% segment sales	11.4%	10.8%

Reconciliation of Net Income and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED
(unaudited)	Mar 29, 2014	Mar 30, 2013

Income before taxes, as reported	$2,710,000	$2,214,000

Adjustments:
Inventory loss from change in nickel prices	637,000	566,000
Lower of cost or market inventory adjustment	12,000	—
Acquisition costs	(3,000)	38,000
Retention expense	—	75,000

Adjusted income before income taxes	3,356,000	2,893,000

Provision for income taxes at 34%	1,141,000	984,000

Adjusted net income	$2,215,000	$1,909,000

Average shares outstanding, as reported
Basic	8,690,000	6,363,000
Diluted	8,701,000	6,421,000

Adjusted net income per common share
Basic	$0.25	$0.30
Diluted	$0.25	$0.30

Condensed Consolidated Balance Sheets
	Mar 29, 2014	Dec 28, 2013
	(unaudited)
Assets
Cash	$6,835,000	$1,777,000
Accounts receivable, net	39,009,000	34,089,000
Inventories	58,090,000	55,857,000
Sundry current assets	6,418,000	7,888,000
Total current assets	110,352,000	99,611,000

Property, plant and equipment, net	36,481,000	35,883,000
Goodwill	18,253,000	18,253,000
Intangible asset, net	6,608,000	6,930,000
Other assets	2,547,000	2,583,000

Total assets	$174,241,000	$163,260,000

Liabilities and Shareholders' Equity
Accounts payable	$22,678,000	$12,430,000
Accrued expenses	6,630,000	7,159,000
Current portion of long-term debt	2,534,000	2,534,000
Current portion of contingent consideration	2,500,000	2,500,000
Total current liabilities	34,342,000	24,623,000

Long-term debt	20,271,000	20,905,000
Long-term contingent consideration	3,392,000	3,362,000
Other long-term liabilities	8,272,000	8,272,000

Shareholders' equity	107,964,000	106,098,000

Total liabilities and shareholders' equity	$174,241,000	$163,260,000